CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in Amendment #2 to the Offering Statement on Form 1-A of our audit report dated October 6, 2023, with respect to the  balance sheets of Doc.com, Inc. as of December 31, 2022 and 2021, and the related statements of operations, shareholders’ equity (deficit), and cash flows for the year ending December 31, 2022 and for the period from March 31, 2021 (inception) to December 31, 2021. Our report relating to those financial statements includes an emphasis of matter paragraph regarding substantial doubt as to the Company’s ability to continue as a going concern.

Spokane, Washington

December 1, 2023